UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    December 19, 2016

BENCHMARK ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-10560 (Commission File Number)	74-2211011 (I.R.S. Employer Identification No.)

3000 Technology Drive, Angleton, Texas  77515

(Address of principal executive offices)  (Zip code)

Registrant’s telephone number, including area code:  (979) 849-6550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On December 19, 2016, Benchmark Electronics, Inc. (the “Company”) entered into a Cooperation Agreement with Engaged Capital, LLC, Engaged Capital Flagship Master Fund, LP, Engaged Capital Flagship Fund, LP, Engaged Capital Flagship Fund, Ltd. and Engaged Capital Holdings, LLC (collectively, “Engaged Capital”) whereby, subject to certain conditions, Engaged Capital will have the right, during the Restricted Period (as defined below), to request the Company’s Board of Directors to undertake a process to identify a mutually acceptable, new, independent director to be added to the Company’s Board of Directors.  Engaged Capital has agreed to certain customary standstill provisions and to vote in accordance with the Board’s recommendations with respect to director elections during the Restricted Period, and the Company has agreed to reimburse certain of Engaged Capital’s expenses in connection with its investment in the Company.  The “Restricted Period” runs from the date of the agreement until 30 days prior to the deadline for shareholder nominations for the election of directors at the Company’s 2018 annual meeting of shareholders.

The foregoing description of the Cooperation Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the agreement attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

                (d)  Exhibits

Exhibit 10.1     Cooperation Agreement, dated as of December 19, 2016, by and among the Company and Engaged Capital.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENCHMARK ELECTRONICS, INC.

Dated: December 20, 2016	By: /s/ Donald F. Adam
Donald F. Adam
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1

Cooperation Agreement, dated as of December 19, 2016 by and among the Company, Engaged Capital, LLC, Engaged Capital Flagship Master Fund, LP, Engaged Capital Flagship Fund, LP, Engaged Capital Flagship Fund, Ltd. and Engaged Capital Holdings, LLC.